Exhibit 10.4A

FIRST AMENDMENT

TO THE

FIRST UNITED SECURITY BANK

SALARY CONTINUATION AGREEMENT

DATED SEPTEMBER 20, 2002

FOR

DAN BARLOW

THIS FIRST AMENDMENT is adopted this 20th day of November, 2008, effective as of January 1, 2005, by and among United Security Bancshares, Inc., a Delaware corporation (“USB”), First United Security Bank, a state-chartered commercial bank located in Thomasville, Alabama (“FUSB”) (USB and FUSB collectively are referred to herein as the “Company”), and DAN BARLOW (the “Executive”).

The Company and the Executive executed the First United Security Bank Salary Continuation Agreement on September 20, 2002, effective as of September 1, 2002 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

1. Section 1.8 of the Agreement shall be deleted in its entirety.

2. The following Section 1.11a shall be added to the Agreement immediately following Section 1.11:

1.11a	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of USB if any stock of USB is publicly traded on an established securities market or otherwise. A Specified Employee shall be specifically defined and determined in accordance with Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

3. Section 1.13 of the Agreement shall be deleted in its entirety and replaced by the following:

1.13 “Termination of Employment” means the termination of the Executive’s employment with the Company for reasons other than death. Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services if the Executive has been providing services less than 36 months).

Notwithstanding the foregoing, a determination of whether a Termination of Employment has occurred shall be made in accordance with Section 409A of the Code any and all Treasury regulations and guidance promulgated thereunder.

4. The following Section 1.13a shall be added to the Agreement immediately following Section 1.13:

1.13a	“Unforeseeable Emergency” means a severe financial hardship to the Executive resulting from an illness or accident of the Executive, the Executive’s spouse, the Executive’s beneficiary, or the Executive’s dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Executive’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive as defined in Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

5. The following Sections 2.5, 2.6 and 2.7 shall be added to the Agreement immediately following Section 2.4.2:

2.5	Restriction on Timing of Distributions. Notwithstanding any provision of the Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment under such procedures as established by USB in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six (6) months following the Termination of Employment shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

2.6	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount in the Executive’s income as a result of the failure of the Agreement to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the amount the Company has accrued with respect to the Company’s obligations hereunder, a distribution shall be made as soon as is administratively practicable following the discovery of such failure.

2.7	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder;

(b)	must, for benefits distributable under Sections 2.2, 2.3 and 2.4, be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the election is made.

6. Article 7 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 7

Amendments and Termination

7.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company (and approved by the Board) and the Executive. However, the Company may amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2	Plan Termination Generally. The Company and Executive may terminate this Agreement at any time. The benefits hereunder shall be the amount the Company has accrued with respect to the Company’s obligations hereunder, as of the date the Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination, benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A of the Code. Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates and liquidates in the following circumstances, the Company will distribute the amount the Company has accrued with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms:

(a)	The Company terminates and liquidates the Agreement within twelve (12) months of the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Agreement terminates and liquidates; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practicable;

(b)	The Company terminates and liquidates the Agreement within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(a)(2)(A)(v) of the Code, provided that all arrangements sponsored by the Company after the change in control event that are treated as having been deferred under a single plan (as determined in accordance with Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder) are terminated and liquidated with respect to each participant who experienced a change in control event, so the Executive and all participants in such arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination and liquidation of the arrangements; or

(c)	The Company terminates and liquidates, in addition to the Agreement, all arrangements sponsored by the Company that would be aggregated with the Agreement (as determined in accordance with Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder) if the Executive had deferrals of compensation under all of the arrangements, no payments in liquidation of the Agreement are made within twelve (12) months of the termination and liquidation but all payments are made within twenty-four (24) months of the termination and liquidation, the Company does not adopt any new arrangements that would be aggregated with the Agreement under Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder if the Executive participated in such arrangements at any time within three (3) years following the date of such termination and liquidation, and the termination and liquidation does not occur proximate to a downturn in the financial health of the Company.

7. Section 8.11 of the Agreement shall be deleted in its entirety and replaced by the following:

8.11	Hardship Distribution. The Company may make a hardship distribution under the circumstances described in Section 8.11.1 below. Any such distribution shall require the adjustment described in Section 8.11.2 to any amounts to be paid under Sections 2.1, 2.2, 2.3 or 2.4 or Article 3.

8.11.1

Application for and Amount of Hardship Distribution. If an Unforeseeable Emergency occurs, the Executive may petition the Board to receive a distribution from the Agreement (a “Hardship Distribution”). The Board in its sole discretion may grant such petition. If granted, the Executive shall receive, within sixty (60) days, a Hardship Distribution from the Agreement only to the extent deemed reasonably necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes or penalties reasonably anticipated to result from the distribution after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Executive’s assets (to the extent the liquidation would not itself cause severe financial hardship). In any event, the maximum amount which may be paid out pursuant to this Section 8.11 is the amount the Company has accrued with respect to the Company’s obligations hereunder, as of the day that the Executive petitioned the Board to receive a Hardship Distribution under this Section 8.11.

8.11.2	Benefit Adjustment. At the time of any Hardship Distribution, the amount the Company has accrued with respect to the Company’s obligations hereunder shall be reduced by the amount of the Hardship Distribution and the benefits to be paid under Sections 2.1, 2.2, 2.3 or 2.4 or Article 3 hereof shall reflect such reduced amount.

8. The following Section 8.13 shall be added to the Agreement immediately following Section 8.12.

8.13	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

IN WITNESS OF THE ABOVE, the Company and the Executive hereby consent to this First Amendment.

Executive:	First United Security Bank

/s/ Dan Barlow	By:	/s/ Robert Steen
Dan Barlow
	Title:	Executive Vice President

United Security Bancshares, Inc.

	By:	/s/ Larry M. Sellers

	Title:	Vice President